As filed with the Securities and Exchange Commission on August 24, 2004
Registration No. 333-112567

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4 to

Form SB-2

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Granite Falls Community Ethanol Plant, LLC

(Exact name of Registrant as Specified in its Charter)

Minnesota	2689	41-1997390
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2448 — 540th Street, Suite 1

P.O. Box 216
Granite Falls, Minnesota 56241
(320) 564-3100
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Paul Enstad

Chairman and Chief Manager
Granite Falls Community Ethanol Plant, LLC
2448 — 540th Street, Suite 1
P.O. Box 216
Granite Falls, Minnesota 56241
(320) 564-3100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jeffrey C. Robbins, Esq.

Messerli & Kramer P.A.
150 South Fifth Street, Suite 1800
Minneapolis, Minnesota 55402
(612) 672-3600
Fax (612) 672-3777

     Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
	Amount to be	Offering Price	Proposed Maximum	Amount of
Title of Securities to be Registered	Registered(1)	Per Unit(1)	Offering Price(1)	Registration Fee(2)

Limited liability company membership units	30,000 units	$1,000	$30,000,000	$3,801

(1)	Includes units that may be issued upon conversion of qualifying bridge loans.

(2)	Previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

     The purpose of this Amendment No. 4 is to refile page F-2 of the Financial Statements to correct our independent auditors’ report previously provided in our Amendment No. 3 to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 23, 2004. The changes are correcting the name of the report and the name of the Public Company Accounting Oversight Board.

     These changes do not affect the unqualified opinion by our independent auditors contained in its report.

F-1

REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

Board of Governors

Granite Falls Community Ethanol Plant, LLC
Granite Falls, MN

      We have audited the accompanying balance sheet of Granite Falls Community Ethanol Plant, LLC (a development stage company), as of December 31, 2003 and 2002 and the related statements of operations, changes in members’ equity (deficit), and cash flows for the years ended December 31, 2003 and 2002 and for the period from inception (December 29, 2000) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Granite Falls Community Ethanol Plant, LLC (a development stage company) as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2003, and the period from inception to December 31, 2003 in conformity with U.S. generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, among other conditions, the Company has incurred a shortage of operating cash, has negative working capital, and has members’ deficit of $299,724. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding this matter is also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P.

Certified Public Accountants

Minneapolis, Minnesota

February 3, 2004, except for the second paragraph of Note 4 and the fourth sentence of Note 7 as to which the date is February 17, 2004

F-2

SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized Post-Effective Amendment No. 4 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Granite Falls, State of Minnesota, on August 24, 2004.

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC

By	/s/ PAUL ENSTAD

Paul Enstad,
Chairman and Chief Manager

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 24, 2004.

/s/ PAUL ENSTAD Paul Enstad	Chairman, Chief Manager and Governor

/s/ SCOTT DUBBELDE* Scott Dubbelde	Vice Chairman and Governor

/s/ JULIE OFTEDAHL-VOLSTAD Julie Oftedahl-Volstad	Secretary and Treasurer and Governor (Principal Financial and Accounting Officer)

/s/ MYRON D. PETERSON* Myron D. Peterson	Governor

/s/ SHANNON JOHNSON* Shannon Johnson	Governor

/s/ STEVEN H. CORE* Steven H. Core	Vice President of Operations and Governor

*	signed by Paul Enstad, attorney-in-fact

II-2

INDEX TO EXHIBITS

		Method
		of
Exhibit	Description	Filing

3.1	Articles of Organization	1
3.2	Form of Fifth Amended and Restated Operating and Member Control Agreement	3
4.1	Form of membership unit certificate	1
4.2	Form of Escrow Agreement	3
5.1	Opinion of Messerli & Kramer P.A. as to the legality of the membership units being offered	3
8.1	Opinion of Messerli & Kramer P.A. as to certain tax matters	3
10.1	Option Agreement for purchase of property	1
10.2	Form of Grain Procurement Agreement with Farmers Cooperative Elevator Company	3
10.3	Option Agreement for purchase of additional property	3
10.4	Form of Operating and Management Agreement with Glacial Lakes Energy, LLC	3
10.5	Form of Consulting Agreement with Glacial Lakes Energy, LLC	3
10.6	Revised Form of letter to prior investors	3
10.7	Debt financing commitment from First National Bank of Omaha	3
10.8	Fagen, Inc. qualifying bridge loan documents	3
10.9	Glacial Lakes Energy, LLC qualifying bridge loan documents	3
23.1	Consent of Messerli & Kramer P.A. (contained in Exhibit 8.1 to this Registration
	Statement)	3
23.2	Consent of Boulay, Heutmaker, Zibell & Co. P.L.L.P	2
24	Power of Attorney	3

(1)	Incorporated by reference to the exhibit of the same number on our Registration Statement on Form SB-2, No. 333-99065, originally filed on August 30, 2002.

(2)	Filed herewith.

(3)	Previously filed as part of this Registration Statement.